Exhibit 99.1

Peter D. Aquino Named Executive Chairman of the Board of Directors

Andrew Day Promoted to President and CEO of PTGi

•    Executive Realignment Supports PTGi’s Canadian Focus Effective January 1, 2013

MCLEAN, VA – (MARKET WIRE) – December 31, 2012 – Primus Telecommunications Group, Incorporated (“PTGi”) (NYSE: PTGI), a global facilities-based integrated provider of advanced telecommunications products and services, announced today that its Board of Directors has appointed Peter D. Aquino Executive Chairman of the Board and appointed Andrew Day, 47, North America Chief Executive Officer, to PTGi’s President and Chief Executive Officer, effective January 1, 2013.

Peter D. Aquino stated, “An outstanding operator, Andy has established a track record of success in leading Primus North America through growth and transition over the past two years, creating BLACKIRON Data, PTGi’s suite of 8 leading data centers, and a North America Telecom business that now includes Primus Canada and our U.S. Retail business. After the sale of Primus Australia, the new PTGi is a North American-centric opportunity and Andy is highly qualified to manage the daily operations of our various business segments. I will continue to lead our corporate strategy and initiatives, and look forward to assisting Andy in reaching our 2013 financial and operating objectives.”

Andrew Day had been serving as PTGi’s North America CEO for the past year. Prior to holding this position, since June 2009, he was the Chief Operating Officer/CEO of PTGi’s Canadian business unit. Andrew joined PTGi in 1999 and has held various senior positions within PTGi, including managing the marketing, sales and operations departments. Prior to joining PTGi, he held a range of marketing, business development and finance positions with major international companies including AT&T, Gillette and Xerox. Andrew has an Honours Bachelor of Commerce from McMaster University, and is a Certified Management Accountant.

About PTGi

PTGi (Primus Telecommunications Group, Incorporated) is a leading provider of advanced communication solutions, including, traditional and IP voice, data, mobile services, broadband Internet, colocation, hosting, and outsourced managed services to business and residential customers in the United States and Canada. PTGi is also one of the leading international wholesale service providers to fixed and mobile network operators worldwide. PTGi owns and operates its own global network of next-generation IP soft switches, media gateways, hosted IP/SIP platforms, broadband infrastructure, fiber capacity, and data centers located in Canada. Founded in 1994, PTGi is headquartered in McLean, Virginia.

Investor Contact:

PTGi

Richard Ramlall, SVP Corporate Development and Chief Communications Officer

703-748-8050

ir@ptgi.com

Lippert/Heilshorn & Assoc., Inc.

Carolyn Capaccio, Vice President

212-838-3777

ccapaccio@lhai.com